Exhibit 99.2

CFO Commentary - Fourth Quarter 2017 Preliminary Financial Results

As of this quarter, we are shifting much of our financial recap and commentary for the prior quarter away from our conference call and to this document. Consistent with historical practice, we will share our next quarter financial outlook on the conference call. The following metrics and commentary are provided by management and should be reviewed in conjunction with our fourth quarter and fiscal year 2017 preliminary financial results press release, available on the Investor Relations section of our website at http://investors.infinera.com.
Fourth Quarter 2017 Preliminary Financial Results
GAAP

(In millions, except per share amounts and percentages)	Q4'17	Q3'17	Q4'16	Q/Q Change	Y/Y Change
Revenue	$195.8	$192.6	$181.0	2%	8%
Product	160.5	159.6	151.3	1%	6%
Service	35.3	33.0	29.7	7%	19%
Gross margin %	24.1%	35.2%	38.1%	(11.1)pts	(14.0)pts
Research and development	55.2	56.6	67.8	(2)%	(19)%
Sales and marketing	29.4	27.9	30.4	5%	(3)%
General and administrative	17.1	17.6	16.7	(3)%	2%
Restructuring and other costs	16.1	—	—	100%	100%
Total operating expenses	$117.8	$102.1	$114.9	15%	3%
Operating margin %	(36.0)%	(17.8)%	(25.3)%	(18.2)pts	(10.7)pts
Net loss	$(74.0)	$(37.2)	$(36.3)	(99)%	(104)%
EPS	$(0.50)	$(0.25)	$(0.25)	$(0.25)	$(0.25)

Non-GAAP

(In millions, except per share amounts and percentages)	Q4'17	Q3'17	Q4'16	Q/Q Change	Y/Y Change
Revenue	$195.8	$192.6	$181.0	2%	8%
Product	160.5	159.6	151.3	1%	6%
Service	35.3	33.0	29.7	7%	19%
Gross margin %	37.5%	39.1%	41.8%	(1.6)pts	(4.3)pts
Research and development	51.4	52.5	52.4	(2)%	(2)%
Sales and marketing	25.6	23.2	25.8	10%	(1)%
General and administrative	14.7	14.6	14.1	1%	4%
Total operating expenses	$91.7	$90.3	$92.3	2%	(1%)
Operating margin %	(9.3)%	(7.8)%	(9.2)%	(1.5)pts	(0.1)pts
Net loss	$(18.6)	$(17.0)	$(17.0)	(9)%	(9)%
EPS	$(0.12)	$(0.11)	$(0.12)	$(0.01)	$—

This CFO Commentary contains Non-GAAP financial measures. The reconciliation of the GAAP to non-GAAP financial measures can be found at the end of this document.
Q4’17 Overview
We exited what was a very challenging 2017, with fourth quarter results that continued our recent trend of sequential revenue improvement. We delivered revenue above our guidance range and EPS at the higher end of our guidance range. During the fourth quarter, we made some difficult but necessary decisions in implementing a restructuring plan, which should allow us to drive efficiencies in the business and lower our cost structure as we move forward.
Revenue:
Total revenue in the fourth quarter of 2017 was $195.8 million, up 2% sequentially and 8% year over year.
Product revenue in the fourth quarter of 2017 was $160.5 million, up 1% sequentially and 6% year over year. Growth was driven primarily by the ramp of ICE4 products, which comprised roughly 20% of product revenue in the fourth quarter. Services revenue in the fourth quarter of 2017 was $35.3 million, up 7% sequentially and 19% year over year. Growth was attributable to continued expansion of our installed base and an uptick in our installation business.

Our top five customers consisted of a recently consolidated Domestic Tier 1, two Internet Content Providers ("ICPs"), a cable operator and an International Tier 1. Our only greater than 10% customer in the fourth quarter was a Domestic Tier 1.

Geographies

•
North America (53% of total revenue): In the fourth quarter of 2017, total revenue in North America declined 9% sequentially and grew 7% year over year. The sequential decline was attributable to ongoing weakness from a large recently consolidated customer and seasonal weakness in cable. Within the overall sequential decline in North America, we were pleased that revenue from ICPs was up in the fourth quarter of 2017 due to CX2 revenue ramping at one of our large customers. Despite our fiscal 2017 North America revenue being down 21% due to customer consolidation and product transitions, we are seeing spending from certain consolidated customers improve, as evidenced by North America revenue in the second half of 2017 growing 8% year over year.

•	International (47% of total revenue): In the fourth quarter of 2017, total revenue from International was up 18% sequentially and 10% year over year.

•
EMEA (36% of total revenue) had a strong fourth quarter, growing 22% sequentially and 6% year over year. A global ICP's European data center expansion was a major contributor to EMEA growth in the fourth quarter. Aside from a small decline in cable, we had sequential growth from all of our major customer verticals in the fourth quarter stemming from solid results in long-haul and metro.

•
APAC (8% of total revenue) grew 8% sequentially and 81% year over year. Growth in the fourth quarter of 2017 was driven primarily by strength in subsea with a key International Tier 1 and an international build from a global ICP. APAC grew every quarter sequentially in fiscal 2017 and was up 29% for fiscal 2017. We are very pleased with the improvement in our subsea business and see APAC as a potential growth region going forward.

•
Other Americas (LATAM) (3% of total revenue) declined 4% sequentially and 33% year over year. Consistent with the rest of fiscal 2017, the region remained light in the fourth quarter as, despite some improvement from subsea, we continued to be hindered by a challenging political climate for one of our key customers in the region.

Customer Verticals

•
ICPs were our highest growth vertical in the fourth quarter of 2017, up substantially sequentially and year over year stemming largely from North America and European deployments of our new ICE4-based CX2 and XT-3300 by major ICPs. As expected, ICPs have been amongst the first adopters of our ICE4 products.

•
Telecom was solid outside of continued softness at a recently consolidated Domestic Tier 1, with combined Tier 1 and Tier 2 business in the fourth quarter slightly up sequentially and year over year. We were strong in International Tier 1, with sequential growth in all our regions, driven primarily by subsea.

•	Wholesale was slightly down sequentially in the fourth quarter and down year over year largely due to lingering impacts of customer consolidation.

•	Cable, which tends to be seasonally lower late in the year was, as expected, sequentially down in the fourth quarter though up substantially year over year.

Gross Margin:

•
GAAP gross margin was 24.1% compared to 35.2% from the prior quarter and 38.1% from the prior year. The large decline in the fourth quarter was primarily attributable to restructuring related expenses of $19.1 million, which consisted of inventory write-downs and manufacturing asset impairments as a result of our product rationalization efforts, and employee-related costs for eliminated roles.

•
Non-GAAP gross margin was 37.5%, compared to 39.1% from the prior quarter and 41.8% from the prior year. Fourth quarter gross margin was slightly lower than the midpoint of our guidance range (36-40%). As expected, we incurred high costs from early production runs of our ICE4 units, took a margin hit related to commercial deals to transition certain customers to our new products and saw growth in footprint builds, which tend to be margin dilutive initially and subsequently enable higher margin capacity adds. We believe the fourth quarter should be the low point of our gross margin as the transitory costs of early ICE4 units and commercial bridge deals are substantially behind us, and we anticipate higher volumes and the improved cost structure of ICE4 to benefit gross margin as we move forward.

Operating Expenses:

•
GAAP operating expenses were $117.8 million in the fourth quarter, compared to $102.1 million from the prior quarter and $114.9 million from the prior year. The sequential increase was attributable to restructuring related expenses of $16.1 million, which consisted of employee-related costs, facilities-related charges and asset impairments. The year over year increase reflects restructuring-related expenses, offset by a broader decrease in operating expenses consistent with our cost reduction initiatives.

•
Non-GAAP operating expenses were $91.7 million in the fourth quarter, at the higher end of our guidance range ($89-93 million), due to increased commissions associated with higher revenue and an increase in customer lab trial activity related to our new products. We remain on track with our cost reduction plan announced in the fourth quarter of 2017 and anticipate operating expenses will decline over the course of fiscal 2018.

Restructuring Related Costs:
During the fourth quarter, we implemented a restructuring plan. As part of the plan we are making several changes we believe will help our R&D efficiency, with consolidation of our development sites, including closure of our Beijing design center, process changes to more broadly leverage our engineering resources across regions and product line development, and prioritization of R&D initiatives. Outside of engineering, we have also made changes to allow us to operate more efficiently as we scale the business, including reducing our facilities footprint and writing off certain equipment that will not be utilized in the future. Finally, we realigned our inventory levels to match our new technology cadence and go to market strategies.
As a result of the above actions, we took charges of $19.1 million within cost of revenue, including inventory write-downs of $13.6 million, manufacturing equipment impairments of $4.0 million, and severance related charges of $1.5 million. Within operating expenses, we recorded charges of $16.1 million, including $7.9 million of severance related costs, $7.3 million of facilities impairment costs and test equipment impairments of $0.9 million. We have enacted the majority of these actions with some remaining payments in the first half of the year.

Operating Margin:

•
GAAP operating margin was (36.0)%, compared to (17.8)% from the prior quarter and (25.3)% from the prior year. The decline in the fourth quarter was primarily attributable to restructuring related charges.

•
Non-GAAP operating margin was (9.3)%, compared to (7.8)% from the prior quarter and (9.2)% from the prior year. The sequential decline in the fourth quarter was primarily attributable to the aforementioned decline in gross margin.

Earnings per Share:

•	GAAP EPS was $(0.50), compared to $(0.25) from the prior quarter and $(0.25) from the prior year. The decline in the fourth quarter was primarily attributable to restructuring related charges.

•
Non-GAAP EPS was $(0.12), compared to $(0.11) from the prior quarter and $(0.12) from the prior year. These results reflect revenue growth offset by lower gross margins, both sequentially and year over year.

Balance Sheet and Cash Flow

(In millions)	Q4'17	Q3'17	Q4'16
Cash, investments & restricted cash, net of debt principal of $150 million	$150.1	$159.0	$210.1
Accounts Receivable	$126.2	$137.1	$150.4
Inventory	$214.7	$242.8	$233.0
Cash from operations	$(1.0)	$(20.9)	$(5.0)
Capital expenditures	$7.8	$11.0	$10.4

•
Cash, investments and restricted cash, net of debt principal of $150 million, were $150.1 million at December 30, 2017, down $8.9 million from the prior quarter. The decrease was driven by our operating loss and partially offset by positive working capital changes in the quarter.

•
Net accounts receivable was $126.2 million at December 30, 2017, down $10.9 million from the prior quarter. The lower balance was primarily driven by strong collections efforts, which exceeded our billings in the quarter.

•
Net inventory was $214.7 million at December 30, 2017, down $28.1 million from the prior quarter due to higher volumes of ICE4 sales, reduction in pre-ICE4 materials and an increase of reserves on certain products driven by our product rationalization efforts.

•
Cash from operations in the fourth quarter was negative $1.0 million, better than negative $20.9 million in the prior quarter, due to positive overall working capital changes. Key drivers of these working capital changes were our inventory reduction and strong collections on accounts receivable. Of note, restructuring related cash outflows were approximately $6.0 million in the fourth quarter.

•	Capital Expenditures were $7.8 million in the fourth quarter, versus $11.0 million in the prior quarter, as we actively managed spending in the quarter.

Forward-Looking Statements
This CFO Commentary and related conference call contain certain forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties. Such forward-looking statements include, without limitation, our expectations concerning our overall business strategy, market conditions and growth opportunities; factors that impact our revenue, gross margin and operating expenses; views on our customers and products, including the timing of the introduction of new products; our product portfolio and success of particular products and product families; our expectations regarding the future impact of customer consolidation; our financial outlook for the first quarter of fiscal 2018; impact of tax regulations; our ability to deliver operational expense discipline; our ability to execute on our restructuring plan; and our overall future prospects. Forward-looking statements can also be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. These statements are based on information available to us as of the date hereof and actual results could differ materially from those stated or implied due to risks and uncertainties. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include, delays in the development and introduction of new products or updates to existing products and market acceptance of these products; the effects of increased customer consolidation; fluctuations in demand, sales cycles and prices for products and services, including discounts given in response to competitive pricing pressures, as well as the timing of purchases by our key customers; the effect that changes in product pricing or mix, and/or increases in component costs could have on our gross margin; our ability to respond to rapid technological changes; aggressive business tactics by our competitors; our ability to adequately respond to demand as a result of the restructuring plan; our reliance on single and limited source suppliers; our ability to protect our intellectual property; claims by others that we infringe their intellectual property; the effect of global macroeconomic conditions on our business; war, terrorism, public health issues, natural disasters and other circumstances that could disrupt the supply, delivery or demand of our products; and other risks and uncertainties detailed in our SEC filings from time to time. More information on potential factors that may impact our business are set forth in our Quarterly Report on Form 10-Q for the quarter ended on September 30, 2017 as filed with the SEC on November 8, 2017, as well as subsequent reports filed with or furnished to the SEC from time to time. These reports are available on our website at www.infinera.com and the SEC’s website at www.sec.gov. We assume no obligation to, and do not currently intend to, update any such forward-looking statements.

Use of Non-GAAP Financial Information
This CFO Commentary contains references to the following non-GAAP financial measures: gross margin, operating expenses, operating margin, net loss and EPS. To supplement our financial results presented on a GAAP basis, we use the non-GAAP measures indicated above, which exclude restructuring and other costs, gain on the sale and impairment of cost-method investments, non-cash stock-based compensation expenses, amortization of debt discount on our convertible senior notes, amortization and impairment of acquired intangible assets, acquisition-related costs, and certain purchase accounting adjustments related to our acquisition of Transmode AB, which closed during the third quarter of 2015, along with related tax effects. We believe these adjustments are appropriate to enhance an overall understanding of our underlying financial performance and also our prospects for the future and are considered by management for the purpose of making operational decisions. In addition, these results are the primary indicators management uses as a basis for its planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income (loss), basic and diluted net income (loss) per share, gross margin or operating margin prepared in accordance with GAAP. Non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles and are subject to limitations. For a description of these non-GAAP financial measures and a reconciliation to the most directly comparable GAAP financial measures, please see the section titled, “GAAP to Non-GAAP Reconciliations.”

Infinera Corporation
GAAP to Non-GAAP Reconciliations
(In thousands, except percentages and per share data)
(Unaudited)

	Three Months Ended						Twelve Months Ended
	December 30, 2017		September 30, 2017		December 31, 2016		December 30, 2017		December 31, 2016
Reconciliation of Gross Profit:
U.S. GAAP as reported	$47,286	24.1%	$67,826	35.2%	$69,032	38.1%	$244,000	32.9%	$393,718	45.2%
Acquisition-related deferred revenue adjustment(1)	—		—		—		—		400
Stock-based compensation(2)	1,846		2,063		1,849		7,811		6,463
Amortization of acquired intangible assets(3)	5,169		5,390		4,745		20,474		19,715
Acquisition-related costs(4)	—		—		27		46		144
Restructuring and other costs(5)	19,141		—		—		19,141		—
Non-GAAP as adjusted	$73,442	37.5%	$75,279	39.1%	$75,653	41.8%	$291,472	39.3%	$420,440	48.3%

Reconciliation of Research and Development Expenses:
U.S. GAAP as reported	$55,223		56,616		67,750		224,299		232,291
Stock-based compensation(2)	3,841		4,040		4,011		15,845		13,732
Acquisition-related costs(4)	—		—		44		(70)		147
Intangible asset impairment(6)	—		—		11,295		252		11,295
Non-GAAP as adjusted	$51,382		$52,576		$52,400		$208,272		$207,117

Reconciliation of Sales and Marketing Expenses:
U.S. GAAP as reported	$29,395		$27,824		$30,424		$116,057		$118,858
Stock-based compensation(2)	2,264		3,025		3,037		11,288		11,043
Amortization of acquired intangible assets(3)	1,555		1,622		1,436		6,160		6,189
Acquisition-related costs(4)	—		—		209		387		989
Non-GAAP as adjusted	$25,576		$23,177		$25,742		$98,222		$100,637

Reconciliation of General and Administrative Expenses:
U.S. GAAP as reported	$17,069		$17,634		16,726		70,625		68,343
Stock-based compensation(2)	2,345		3,039		2,445		10,776		9,295
Acquisition-related costs(4)	—		—		163		5		733
Non-GAAP as adjusted	$14,724		$14,595		$14,118		$59,844		$58,315

Reconciliation of Operating Expenses:
U.S. GAAP as reported	$117,793		$102,074		$114,900		$427,087		$419,492
Stock-based compensation(2)	8,450		10,104		9,493		37,909		34,070
Amortization of acquired intangible assets(3)	1,555		1,622		1,436		6,160		6,189
Acquisition-related costs(4)	—		—		416		322		1,869
Restructuring and other costs(5)	16,106		—		—		16,106		—
Intangible asset impairment(6)	—		—		11,295		252		11,295
Non-GAAP as adjusted	$91,682		$90,348		$92,260		$366,338		$366,069

Reconciliation of Income (Loss) from Operations:
U.S. GAAP as reported	$(70,507)	(36.0)%	$(34,248)	(17.8)%	$(45,868)	(25.3)%	$(183,087)	(24.7)%	$(25,774)	(3.0)%
Acquisition-related deferred revenue adjustment(1)	—		—		—		—		400
Stock-based compensation(2)	10,296		12,167		11,342		45,720		40,533
Amortization of acquired intangible assets(3)	6,724		7,012		6,181		26,634		25,904

	Three Months Ended						Twelve Months Ended
	December 30, 2017		September 30, 2017		December 31, 2016		December 30, 2017		December 31, 2016
Acquisition-related costs(4)	—		—		443		368		2,013
Restructuring and other costs(5)	35,247		—		—		35,247		—
Intangible asset impairment(6)	—		—		11,295		252		11,295
Non-GAAP as adjusted	$(18,240)	(9.3)%	$(15,069)	(7.8)%	$(16,607)	(9.2)%	$(74,866)	(10.1)%	$54,371	6.2%

Reconciliation of Net Income (Loss) Attributable to Infinera Corporation:
U.S. GAAP as reported	$(73,985)		$(37,231)		$(36,253)		$(194,506)		$(23,927)
Acquisition-related deferred revenue adjustment(1)	—		—		—		—		400
Stock-based compensation(2)	10,296		12,167		11,342		45,720		40,533
Amortization of acquired intangible assets(3)	6,724		7,012		6,181		26,634		25,904
Acquisition-related costs(4)	—		—		818		257		3,081
Restructuring and other costs(5)	35,247		—		—		35,247		—
Intangible asset impairment(6)	—		—		11,295		252		11,295
Amortization of debt discount(7)	2,710		2,643		2,451		10,444		9,447
Gain on sale of cost-method investment(8)	—		—		(8,983)		—		(8,983)
Impairment of cost-method investment(9)	1,890		—		—		1,890		—
Income tax effects(10)	(1,479)		(1,543)		(3,829)		(5,946)		(8,360)
Non-GAAP as adjusted	$(18,597)		$(16,952)		$(16,978)		$(80,008)		$49,390

Net Income (Loss) per Common Share Attributable to Infinera Corporation - Basic:
U.S. GAAP as reported	$(0.50)		$(0.25)		$(0.25)		$(1.32)		$(0.17)
Non-GAAP as adjusted	$(0.12)		$(0.11)		$(0.12)		$(0.54)		$0.35
Net Income (Loss) per Common Share Attributable to Infinera Corporation - Diluted:
U.S. GAAP as reported	$(0.50)		$(0.25)		$(0.25)		$(1.32)		$(0.17)
Non-GAAP as adjusted	$(0.12)		$(0.11)		$(0.12)		$(0.54)		$0.34
Weighted Average Shares Used in Computing Net Income (Loss) per Common Share:
Basic	149,412		148,777		144,770		147,878		142,989
Diluted	149,412		148,777		144,770		147,878		145,800
_____________________________

(1)
Business combination accounting principles require us to write down to fair value our maintenance support contracts assumed in the Transmode acquisition. The revenue for these support contracts is deferred and typically recognized over a one-year period, so our GAAP revenue for the one-year period after the acquisition will not reflect the full amount of revenue that would have been reported if the acquired deferred revenue was not written down to fair value. The non-GAAP adjustment eliminates the effect of the deferred revenue write-down. Management believes these adjustments to the revenue from these support contracts are useful to investors as an additional means to reflect revenue trends of our business.

(2)
Stock-based compensation expense is calculated in accordance with the fair value recognition provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation effective January 1, 2006. The following table summarizes the effects of non-cash stock-based compensation related to employees and non-employees (in thousands):

	Three Months Ended			Twelve Months Ended
	December 30, 2017	September 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
Cost of revenue	$728	$779	$791	$3,065	$2,966
Research and development	3,841	4,040	4,011	15,845	13,732
Sales and marketing	2,264	3,025	3,037	11,288	11,043
General and administration	2,345	3,039	2,445	10,776	9,295
	9,178	10,883	10,284	40,974	37,036
Cost of revenue - amortization from balance sheet*	1,118	1,284	1,058	4,746	3,497
Total stock-based compensation expense	$10,296	$12,167	$11,342	$45,720	$40,533
 _____________________________

*	Stock-based compensation expense deferred to inventory and deferred inventory costs in prior periods and recognized in the current period.

(3)
Amortization of acquisition-related intangible assets consists of amortization of developed technology, trade names, and customer relationships acquired in connection with the Transmode acquisition. U.S. GAAP accounting requires that acquired intangible assets are recorded at fair value and amortized over their useful lives. As this amortization is non-cash, we have excluded it from our non-GAAP operating expenses, gross margin and net income measures. Management believes the amortization of acquired intangible assets is not indicative of ongoing operating performance and its exclusion provides a better indication of our underlying business performance.

(4)
Acquisition-related costs associated with the Transmode acquisition include legal, financial, employee retention costs and other professional fees incurred in connection with the transaction, including squeeze-out proceedings. These amounts have been adjusted in arriving at our non-GAAP results because management believes that these expenses are non-recurring, not indicative of ongoing operating performance and their exclusion provides a better indication of our underlying business performance.

(5)
Restructuring and other costs are related to our plan to restructure our worldwide operations, which was announced during the fourth quarter of 2017. These costs consist of $13.6 million of inventory write-downs as a result of our product rationalization efforts, $9.4 million of severance and related costs, $7.3 million of facilities-related costs and $4.9 million of manufacturing and test asset impairments. Management has excluded the impact of these charges in arriving at our non-GAAP results as they are non-recurring in nature and its exclusion provides a better indication of our underlying business performance.

(6)
Intangible asset impairments are associated with previously acquired intangibles and acquired in-process research and development (“IPR&D”). The impairment of previously acquired intangibles was the result of management determining that the carrying value will not be recoverable. Acquired IPR&D impairment is associated with intangibles acquired with the Transmode acquisition, which we do not anticipate utilizing in future products. Management has excluded the impact of these charges in arriving at our non-GAAP results because it is non-recurring and management believes that these expenses are not indicative of ongoing operating performance.

(7)
Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer's non-convertible debt borrowing rate. Accordingly, for GAAP purposes, we are required to amortize as debt discount an amount equal to the fair value of the conversion option that was recorded in equity as interest expense on our $150 million in aggregate principal amount of 1.75% convertible debt issuance in May 2013 over the term of the notes. Interest expense has been excluded from our non-GAAP results because management believes that this non-cash expense is not indicative of ongoing operating performance and provides a better indication of our underlying business performance.

(8)
The gain on sale of a cost-method investment has been excluded in arriving at our non-GAAP results because it is non-recurring and management believes that this gain is not indicative of ongoing operating performance.

(9)
The impairment of cost-method investment has been excluded in arriving at our non-GAAP results because it is non-recurring and management believes that this non-cash expense is not indicative of ongoing operating performance.

(10)
The difference between the GAAP and non-GAAP tax is due to the net tax effects of the purchase accounting adjustments, acquisition-related costs, amortization of acquired intangible assets and the IPR&D impairment related to the Transmode acquisition.